Exhibit 99.1

Serena Software Announces Preliminary Second Quarter Fiscal 2006 Results

    SAN MATEO, Calif.--(BUSINESS WIRE)--Aug. 4, 2005--Serena Software, Inc. (NASDAQ:SRNA), announced today preliminary second quarter financial results for the fiscal quarter ending July 31, 2005. Based on preliminary estimates, the company expects license revenues to be in the range of $18.5 to $19.5 million and total revenues in the range of $59 to $60 million compared to the second quarter guidance, provided at the time of the first quarter of fiscal 2006 earnings press release, of total revenues in the range of $64 to $66 million. Non-GAAP net income per fully diluted share is expected to be $0.31 to $0.32 and GAAP net income per fully diluted share is expected to be $0.17 to $0.18. These earnings estimates are at the low end or slightly below the company's original guidance of $0.32 to $0.33 in non-GAAP net income per fully diluted share and $0.19 to $0.20 in GAAP net income per fully diluted share.
    These results are preliminary and actual results could vary materially when the company reports final earnings for the second quarter of fiscal 2006 on August 18, 2005 after the market close. Further details on the company's expectations going forward will be provided in that conference call.
    "We continue to experience delays in closing large transactions due to rigorous purchasing processes. I believe that the second half seasonality of Information Technology spending has increased significantly over the last couple of years, particularly for bigger deals. We are focused on improving sales force execution and productivity going forward" said Mark Woodward, CEO and President. "We remain in outstanding financial shape with a business model focused on profitability and cash flows and I believe we are well positioned for the second half of this fiscal year."

    Commentary Available

    A conference call to discuss this announcement will be held starting at 2:00 PM Pacific time today and may be accessed live via the Internet at www.companyboardroom.com or www.serena.com/prelimQ206results. To participate in the live call, dial (866) 322-0547 (toll free) or (706) 758-0596 (international). An audio replay of the call will be available through August 11, 2005 by dialing (800) 642-1687 (toll free) or (706) 645-9291 (international),
Conference ID# 8257265.

    About Serena Software, Inc.

    Serena Software (NASDAQ: SRNA) is the largest company solely focused on managing change in the IT environment. Serena's products and services automate process and control change for teams managing development, web content, and IT infrastructure. Based on 25 years of innovation in process and configuration management, Serena's SAFE(TM) solutions enable customers at more than 15,000 sites worldwide, including 98 of the Fortune 100, to improve IT governance, mitigate risks, support regulatory compliance, and boost productivity and quality. Serena is headquartered in San Mateo, California, with offices throughout the U.S., Europe, and Asia Pacific. For more information, please visit www.serena.com.

    This press release contains "forward-looking statements" under the Private Securities Reform Act of 1995. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts and estimates. Factors that could cause or contribute to such differences include, but are not limited to, the percentage of license revenue typically closed at the end of each quarter making estimation of operating results prior to the end of the quarter extremely uncertain; weak economic conditions worldwide which may continue to affect the overall demand for software and services, which has resulted in and could continue to result in decreased revenues or lower revenue growth rates; our ability to successfully integrate our acquisition of Merant plc.; changes in revenue mix and seasonality; dependence on revenues from our installed base; the expansion of our international organizations; continued demand for additional mainframe MIPS capacity; our ability to complete the assessment of internal controls over financial reporting as of January 31, 2006, as required by Section 404 of the Sarbanes-Oxley Act, which may impact market perception of the reliability of our internal controls over financial reporting and thus adversely affect the market price of our common stock; and our ability to manage our growth. Information about potential factors that could affect the Company's financial results is included in the Company's Form 10-K filed on April 8, 2005 and Form 10-Q filed on June 9, 2005. Serena assumes no obligation to update the forward-looking information contained in this press release.

    GAAP to non-GAAP Reconciliation

    Serena management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services operations and certain costs of these operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. Such measures include non-GAAP net income and non-GAAP net income per share. We have outlined below the type and scope of the amounts excluded in calculating these non-GAAP measures and the limitations on the use of these non-GAAP measures as a result of these exclusions. These non-GAAP measures are not an alternative to measures calculated in accordance with GAAP. Investors and potential investors in our securities should not rely on the use of these non-GAAP measures as a substitute for any GAAP financial measure. In addition, our calculation of these non-GAAP measures may or may not be consistent with that of other companies. We strongly urge investors and potential investors not to rely on any single financial measure to evaluate our business.
    Serena views non-GAAP net income and non-GAAP earnings per share as operating performance measures, and as such it believes that the GAAP financial measures most directly comparable to them are net income and net income per share, respectively. Non-GAAP net income and net income per share differ from comparable GAAP measures in that they exclude the amortization of intangible assets and charges relating to the purchase accounting adjustments for the acquisition of Merant, amortization of acquired technology and intangible assets, stock based compensation, restructuring, acquisition and other charges.
    Management believes it is useful in measuring Serena's operations to exclude amortization of intangible assets and charges relating to the purchase accounting adjustments for the acquisition of Merant because these costs are primarily fixed at the time of the acquisition and generally cannot be changed by management in the short term, or represent significant costs not related to current operations. Non-GAAP net income is helpful in more clearly highlighting trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures, because these non-GAAP measures eliminate financial items that have less bearing on Serena's operating performance. Serena believes it is useful to investors to see how management separates initial acquisition costs from its view of Serena's current and future continuing operations.

    Trademarks

    Serena, TeamTrack, ChangeMan, Comparex and StarTool are registered trademarks of Serena Software Inc. SAFE is a trademark of Serena Software Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

    (C) 2005 Serena Software, Inc. All Rights Reserved.

    CONTACT: Serena Software, Inc.
             Robert I. Pender, Jr., 650-522-6604
              or
             Citigate Sard Verbinnen
             Robin Weinberg, 212-687-8080